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                                                                     EXHIBIT 8.3

                       [LETTERHEAD OF RP FINANCIAL, LC.]



                                                               December 23, 1996



Board of Directors
Cumberland Mountain Bancshares, M.H.C.
Middlesboro Federal Bank, Federal Savings Bank
1431 Cumberland Avenue
Middlesboro, Kentucky 40965

Re:  Plan of Conversion: Subscription Rights
     ---------------------------------------

Gentlemen:

     All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion and Agreement and Plan of Reorganization (the "Plan") adopted by the Boards of Directors of Middlesboro Federal Bank, Federal Savings Bank (the "Bank") and Cumberland Mountain Bancshares, M.H.C. (the "Mutual Holding Company"). Pursuant to the Plan, Cumberland Mountain Bancshares, Inc. (the "Company") will offer and sell the Conversion Stock.

     We understand that "subscription rights" to purchase shares of the Conversion Stock are to be issued to (i) Eligible Account Holders; (ii) the ESOP; (iii) Supplemental Eligible Account Holders; (iv) Other Members; (v) directors, officers and employees of the Mutual Holding Company and Bank; and,
(vi) Public Stockholders, collectively referred to as the "Recipients." Based solely upon our observation that the subscription rights will be available to such Recipients without cost, will be legally non-transferable and of short duration, and will afford the Recipients the right only to purchase shares of Conversion Stock at the same price as will be paid by members of the general public in the Community Offering and Syndicated Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that:

     (1)  the subscription rights will have no ascertainable market value; and,

     (2) the price at which the subscription rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

     Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Conversion Stock in the conversion will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                              Sincerely,



                              /s/James J. Oren
                              -------------------------------
                              James J. Oren
                              Vice President